As filed with the Securities and Exchange Commission on June 1 , 2010
Registration No. 333-166669

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Amendment No. 1
to
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

ChinaCast Education Corporation
(Exact name of registrant as specified in its charter)

Delaware	4812	20-0178991
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Suite 08, 20/F, One International Financial Center, 1 Harbour View Street,
Central, Hong Kong
(852) 3960-6506

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Corporate Research
615 South Dupont Highway
Dover Delaware 19901
(302) 734-1450  (302) 734-1450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq.
Angela M. Dowd, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Telephone:   (212) 407-4000
Fax:  (212) 407-4990

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.0001 par value per share	6,031,556	$6.68	$40,290,794.08	$2,872.73

Total	6,031,556	$6.68	$40,290,794.08	$2,872.73

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $6.68 which was the average of the high and low prices for the Company’s Common Stock on NASDAQ Global Market on May 5, 2010.

(3)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 1 , 2010

6,031,556 Shares of Common Stock

This prospectus relates to the resale of up to 6,031,556 of our shares (the “Shares”) of common stock, par value $0.0001 per share, for sale by the selling stockholders set forth herein (the “Selling Stockholders”).

The Selling Stockholders or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares. The Selling Stockholders will sell the Shares in accordance with the “Plan of Distribution” set forth in this prospectus.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

Our common stock is traded on the NASDAQ Global Market under the symbol “CAST.” On May 28, 2010 the last reported market price of our common stock was $6.61

The Selling Stockholders and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See ‘‘Plan of Distribution.’’

Investing in our common stock involves significant risks. You should invest in our common stock only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________, 2010

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

TABLE OF CONTENTS

i

PROSPECTUS SUMMARY

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “CEC” refer to ChinaCast Education Corporation, a Delaware corporation, and to “ChinaCast,” “the Company,” “we,” “us” and “our” or similar terms refer to CEC and its consolidated subsidiaries and variable interest entities. We make these documents publicly available, free of charge, on our website at www.chinacastcomm.com as soon as reasonably practicable after filing such documents with the SEC or you may request a copy of these filings, excluding the exhibits to such  filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Suite 08, 20F, One International Financial Centre, 1 Harbour View Street, Central, Hong Kong, and our telephone number is (852) 3960 6506.

Overview

We are a leading for-profit, post-secondary education and e-Learning services provider in the People’s Republic of China (“PRC”). We provide post-secondary degree and diploma programs through our wholly-owned universities, the Foreign Trade and Business College of Chongqing Normal University (“FTBC”) and the Lijiang College of Guangxi Normal University (“Lijiang College”). Our career-oriented four-year bachelor’s degree and three-year diploma programs are fully accredited by the PRC Ministry of Education (the “Ministry”) in disciplines such as business, economics, law, information technology, computer engineering, hospitality and tourism management, advertising, language studies, art and music. Our universities currently serve over 21,000 students. In addition, we provide e-Learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via our nationwide satellite broadband network. Our e-Learning services serve over 141,000 university students throughout the PRC and include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses.

Market Opportunity

The PRC has the world’s largest education and training market. Government statistics suggest that Chinese consumers recognize education to be crucial to a better life. Consequently, according to the China State Bureau of Statistics, the average family plans to spend approximately 10% of its disposable income on education. According to a study published by the World Bank in 2007, approximately 260 million students of China’s 1.3 billion people are enrolled in basic, secondary and higher education programs. Educational spending and participation rates are growing due to favorable demographic trends, increased demand for skilled labor, growth in per capita disposable income, government initiatives, and an increasing emphasis on higher education as a means to increase China’s international competitiveness. According to a study by the Ministry, the Chinese government plans to increase spending on public education to 4% (approximately US$400 billion) of gross domestic product (“GDP”) by 2010. Even after this increase, the target level will still be less than in developed countries, which typically spend an average of over 5% of GDP on education. In addition, our e-Learning services are well positioned to address the Ministry’s “All Schools Connected” project to equip all of the PRC’s 550,000 primary, middle and high schools with e-Learning systems by 2010. The Ministry has also issued distance learning licenses to 68 of the country’s over 1,500 colleges and universities, allowing them to offer degrees programs off-campus.

Competitive Strengths

We believe that the following are the key strengths of our business:

•           Highly scalable, recurring revenue business model.  Our business model is capital efficient, profit driven and highly scalable. Our revenue streams from student tuition and school subscriptions provide predictability and visibility. We closely monitor market forces and profit trends, adhering to a strict financial plan that precludes unnecessary capacity or technology not required by our students and customers.

•           Diversified career-oriented degree and diploma offerings with attractive student value proposition.  Our universities offer programs in areas of study that we believe offer attractive career opportunities. The diversity of our degree and diploma programs allows us to target a large addressable market, enhance our overall revenue stability and increase the efficiency of our marketing and recruiting efforts. Furthermore, our programs offer students a quality education that provides the skills needed to enhance students’ career prospects in their areas of study. We supplement our curriculum with student support and career placement services to enhance our students’ probability of success during and after their studies.

•           Strong brand recognition in our markets.  We believe that our universities have established brand recognition in their respective local markets with both students and employers. We believe affiliations with large public universities in the PRC create significant brand awareness among prospective students. In particular, we have acquired FTBC, an independent for-profit, private residential university affiliated with Chongqing Normal University and Lijiang College, an independent, accredited college affiliated with Guangxi Normal University.

•           Unique proprietary e-Learning services platform.  We believe that we are one of the first distance learning providers in the PRC using satellite broadband services and consequently we are the market leader in this segment. Currently, many broadband operators rely mainly on terrestrial networks that do not have extensive coverage, especially in less-developed areas of rural China. We believe our programs provide an attractive alternative for schools, government entities and businesses that require nationwide broadband coverage and wish to engage only a single company to provide all necessary satellite services, hardware, software and content.

•           Experienced and proven management team.  Our executive officers and directors have an average of approximately fifteen years of relevant experience. They have established business relationships in the PRC; extensive experience in leading public companies in China, Hong Kong, Singapore and the United States; government regulatory expertise; access to a robust acquisition pipeline and capital sources; and long-term personal relationships in the education and communications industries.

Growth Strategy

We intend to grow our business by pursuing the following:

•           Expand course offerings.  We intend to complement our accredited degree programs by adding international, career/vocational and online course offerings which will further expand our addressable market while creating incremental revenue opportunities. We aim to offer new courses in disciplines which we believe are in high demand in the PRC, including courses in tourism, hospitality, language studies, computer engineering, finance, economics, trade, advertising, law, music and art. Through international business ventures, we intend to expand international course offerings. For example, in August 2009 FTBC established its first summer exchange program with a university based in California, US.

•           Maximize existing campus utilization.  We expect to improve the management, operational efficiency and capacity utilization of our existing campuses. We intend to improve capacity utilization through increased enrollments and continued investment in marketing, recruiting and student retention. In particular, our campuses offer only day time classes in the fall and spring terms. We intend to introduce new course offerings in summer and evening sessions to further utilize our facilities.

•           Pursue strategic acquisitions.  During recent years, we have made strategic acquisitions to expand into additional segments of the Chinese post-secondary educational market. We plan to continue to seek acquisition opportunities that expand our network of post-secondary universities. We intend to target private universities with clear title to their real estate, a career-oriented curriculum and sound financial controls.

•           Leverage our leading e-Learning services platform.  We believe we have established the first nationwide e-Learning distribution platform in the PRC designed to meet the requirements of prominent universities, K-12 schools, corporations and government agencies. Our goal is to be the standard for distance learning by maintaining advanced technology, a professional learning environment and a national presence throughout the PRC. We believe our e-Learning services combine the best elements of the traditional classroom with the convenience of distance learning. We intend to continue to grow enrollments in our e-Learning and training service group by increasing investment in marketing and technology. In October 2009, we established a nationwide distance learning business venture with China University of Petroleum (“China Petroleum”). Through this new business venture, we will offer adult continuing education, vocational training and international education distance learning classes at remote locations throughout China beginning in early 2010. In particular, we intend to migrate China Petroleum’s 40,000 students to our e-Learning platform.

Corporate Information

We are a Delaware corporation. Our executive offices are located at Suite 08, 20F, One International Financial Centre, 1 Harbour View Street, Central, Hong Kong, telephone number (852) 3960 6506. Our group also has offices located at Unit 1002, Golden Tower B2, No. 82 Dongsihuanzhong Road, Chaoyang, Beijing 100124, telephone number (8610) 8751 0988.

We maintain an internet website at www.chinacasteducation.com. The information on our website or any other website is not incorporated by reference into this prospectus  and does not constitute a part of this prospectus.

THE OFFERING

Common stock offered by Selling Stockholders:	6,031,556 Shares

Use of proceeds:	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

NASDAQ Global Market symbol	CAST

Risk factors:
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus and incorporated by reference, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to our Business

The education sector, in which all of our businesses are conducted, and the telecommunication sector, upon which we are heavily reliant, each are subject to extensive regulation in China, and our ability to conduct business is highly dependent on our compliance with these regulatory frameworks.

The Chinese government regulates all aspects of the education sector, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content, standards for the operations of schools and learning centers associated with online degree programs and foreign participation. The Chinese laws and regulations applicable to the education and telecommunication sectors are in some aspects vague and uncertain, and often lack detailed implementing regulations. These laws and regulations also are subject to change, and new laws and regulations may be adopted, some of which may have retroactive application or have a negative effect on our business. Moreover, there is considerable ongoing scrutiny of the education sector and its participants.

We must comply with China’s extensive regulations on private and foreign participation in the education and telecommunication sectors, and compliance with such restrictions has caused us to adopt complex structural arrangements with our Chinese subsidiaries and Chinese affiliated entities. If the relevant Chinese authorities decide that our structural arrangements do not comply with these restrictions, we would be precluded from conducting some or all of our current business and our financial condition, results of operations and business strategy may be materially and adversely affected.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, particularly as they relate to the education and telecommunications sectors. We cannot assure you that we will not be found to be in violation of any current or future Chinese laws and regulations. PRC laws and regulations currently require any foreign entity that invests in the education business in China to be an educational institution with relevant experience in providing educational services outside of China. We have acquired the holding companies of FTBC and Lijiang College through our wholly owned subsidiaries in China. However, our Delaware holding company and our subsidiaries out of China are not educational institutions and do not provide educational services, in addition, our wholly owned subsidiaries in China, which are considered foreign-invested, may be considered ineligible to acquire the holding companies of FTBC and Lijiang College to indirectly obtain education licenses and permits in China. Even if a Delaware holding company were to become an educational institution in the future, there is no assurance that the PRC Ministry of Education or any other regulator in China would retrospectively approve of an ownership of FTBC or Lijiang College. If we or any of our Chinese subsidiaries or Chinese affiliated entities are found to be or to have been in violation of Chinese laws or regulations requiring foreign ownership or participation in the education sector to be by an established foreign educational institution or limiting foreign ownership or participation in the education or telecommunication sectors, the relevant regulatory authorities have broad discretion in dealing with such violation, including but not limited to:

•	levying fines and confiscating illegal income;

•	restricting or prohibiting our use of the proceeds to finance our business and operations in China;

•	requiring us to restructure the ownership structure or operations of our Chinese subsidiaries or Chinese affiliated entities;

•	requiring us to discontinue all or a portion of our business; and/or

•	revoking our business licenses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct all or a substantial portion of our business operations, and may materially and adversely affect our business, financial condition and results of operations.

The tuition charged by the Satellite Operating Entity for certain programs, and the post-secondary and diploma programs that we provide curriculum programs to are all subject to price controls administered by the Chinese government, and our revenue is highly dependent on the level of these tuition charges.

Our revenue from e-Learning services comes primarily from service fees that are paid by customers or students and calculated as a percentage of the tuition revenue of ChinaCast Li Xiang Co. Ltd. (“CCLX” or “Satellite Operating Entity”). We provide services to this entity and the tuition charges for these programs are subject to price controls administered by various price control offices under China’s National Development and Reform Commission, or NDRC. Similarly, our revenue from the curriculum programs that we offer to post-secondary and diploma programs is also directly dependent on the tuition revenue of those schools, and those tuition charges are subject to administrative price controls. In light of the substantial increase in tuitions and other education-related fees in China in recent years, China’s price control authorities may impose stricter price control on tuition charges in the future. If the tuition charges upon which our revenue depends, particularly the tuition charges for Satellite Operating Entity, were to be decreased or if they were not to increase in line with increases in our costs because of the actions of China’s administrative price controls, our revenue and profitability would be adversely affected.

We and the Satellite Operating Entity have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit growth, content and services, or market development.

Our short operating history makes it difficult to predict how our businesses will develop. In addition, while we have historically provided distance learning services, we have only recently started our for-profit, post-secondary education business. Accordingly, we face all of the risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market for, and uncertain market acceptance of, products, services and technologies;

•	the evolving nature of for-profit education and e-Learning services and content; and

•	competition, technological change or evolving customer preferences that could harm sales of services, content or solutions.

If we and the Satellite Operating Entity are not able to meet the challenges of building businesses and managing growth, the likely result will be slowed growth, lower margins, additional operational costs and lower income.

We may not be able to successfully execute future acquisitions or efficiently manage the businesses we have acquired to date or may acquire in the future.

In October 2009, we acquired 100% of the equity of East Archive Limited, the holding company which owns 100% of Lijiang College. Our recent acquisitions and any future acquisitions expose us to potential risks, including risks associated with the diversion of resources from our existing businesses and the inability to generate sufficient revenue to offset the costs and expenses of acquisitions. In addition, the revenue and cost synergies that we expect to achieve from our acquisitions may not materialize. Any of these events could have an adverse effect on our business and operating results. We expect to continue to expand, in part, by acquiring complementary businesses. The success of our past acquisitions and any future acquisitions will depend upon several factors, including:

•	our ability to identify and acquire businesses on a cost-effective basis;

•	our ability to integrate acquired personnel, operations, products and technologies into our organization effectively;

•	our ability to retain and motivate key personnel and to retain the students of the acquired businesses;

•	unanticipated problems or legal liabilities of the acquired businesses; and

•	tax or accounting issues relating to the acquired businesses.

If we are presented with appropriate opportunities, we may acquire additional complementary companies. The integration of acquired companies diverts a great deal of management attention and dedicated staff efforts from other areas of our business. A successful integration process is important to realizing the benefits of an acquisition. If we encounter difficulty integrating our recent and future acquisitions, our business may be adversely affected. The acquisitions may not result in the expected growth or development, which may have an adverse effect on our business. We plan to continue to make strategic acquisitions, and identifying acquisition opportunities could demand substantial management time and resources. Negotiating and financing the potential acquisitions could involve significant cost and uncertainties. If we fail to continue to execute advantageous acquisitions in the future, our overall growth strategy could be impaired, and our operating results could be adversely affected. If we are unable to effectively execute our acquisition strategy or integrate any acquired business, our business, financial condition and results of operations may be materially and adversely affected. In addition, if we use our equity securities as consideration for acquisitions, the value of your common stock may be diluted.

Failure to effectively and efficiently manage the expansion of our school network may materially and adversely affect our ability to capitalize on new business opportunities.

We plan to continue to expand our operations in different geographic locations in China. This expansion has resulted, and will continue to result, in substantial demands on our management, faculty, operational, technological and other resources. Our planned expansion will also place significant demands on us to maintain the consistency of our teaching quality and our culture to ensure that our brand does not suffer as a result of any decreases, whether actual or perceived, in our teaching quality. To manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified teachers and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified teachers and management personnel and integrate new schools and learning centers into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

If we are unable to achieve or maintain economies of scale with respect to our various lines of business, our results of operations from these businesses may be materially and adversely affected.

Each of our lines of business involves a degree of upfront investment in the development of programs or the acquisition of contract rights to provide services to programs, and our revenue and profitability depend on the number of students in these programs. The Satellite Operating Entity to which we provide support and services, and from which we derive a significant portion of our revenue and profits, requires considerable investments of time and resources to develop. In many cases, Satellite Operating Entity also requires that we make substantial investments in collaborative alliances. The profitability of these programs for us depends on the ability of the programs to attract students. If the programs or schools are unable to recruit enough students to offset the development and operating costs, our results of operations will be adversely affected.

Because we face significant competition in several of our lines of business, we could lose market share and may need to respond by lowering our prices, which could materially and adversely affect our results of operations.

The private education sector in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. We face competition in each major program we offer and each geographic market in which we operate. Our student enrollments may decrease due to intense competition. While we are trying to enter into agreements with additional post-secondary and diploma programs with respect to their degree programs, we face competition from other service providers and may not succeed in our efforts.

There are also many new entrants seeking to participate in the education sector in China, including for-profit and not-for-profit educational institutions from overseas that are attracted by the education market in China. Although restrictive regulation of the education sector in China may have limited our competition in the past, any deregulation of this industry, or easing of restrictions on foreign participants, could increase the competition we face in one or more lines of business.

We may not compete successfully with large, well-funded state-owned and private enterprises in our e-Learning industry, which could result in reduced revenue.

Competition in providing education/training and enterprise data networking service is becoming more intense in the PRC. Large, well-funded state-owned enterprises, such as China Telecom, China Netcom, China Unicom, China Railcom, China Sat, China Orient, Guangdong Satellite Telecom and China Educational TV, as well as private enterprises like chinaedu.net, Beida Online, Ambow, and Tengtu, may offer services that are comparable or superior to ours. As there are no independent market surveys of our business segments, we are unable to ascertain our market share accurately. Failure to compete successfully with these state-owned enterprises will adversely affect our business and operating results.

If we and the Satellite Operating Entity fail to keep pace with rapid technological changes, especially in the satellite and distance learning and education and post-secondary education industries, our competitive position will suffer.

Our market and the enabling technologies (including satellite and distance learning technology) used in our education/training business are characterized by rapid technological change. As our services are primarily based on satellite broadband infrastructure, we rely on the Satellite Operating Entity. As such, CEC also relies on the Satellite Operating Entity to keep pace with technological changes. Prior to our acquisition of CCH, CCH’s stockholders provided it the funding it required to expand and to provide the Satellite Operating Entity with the financial support to acquire required technology. Failure to respond to technological advances could make our business less efficient, or cause our services to be of a lesser quality than our competitors. These advances could also allow competitors to provide higher quality services at lower costs than we can provide. Thus, if we are unable to adopt or incorporate technological advances, our services will become uncompetitive.

Our ability to attract and retain customers and students is heavily dependent on our reputation, which in turn relies on our maintaining a high level of service quality.

We need to continue to provide high quality services to our existing customers and students to maintain and enhance our reputation, and we also need to attract and retain customers and students for our various lines of business. All of our business lines are highly dependent on existing and potential students perceiving our programs as high quality and worth the investment of time and money that they require of students. If any of the programs we operate or support experience service quality problems, our reputation could be harmed and our results of operations and prospects could be materially and adversely affected.

We depend on our dedicated and capable faculty, and if we are not able to continue to hire, train and retain qualified teachers, we may not be able to maintain consistent teaching quality throughout our school network and our brand, business and operating results may be materially and adversely affected.

Our teachers are critical to maintaining the quality of our programs, services and products and maintaining our brand and reputation, as they interact with our students on a daily basis. We must continue to attract qualified teachers who have a strong command of the subject areas to be taught and meet our qualification. We also seek to hire teachers who are capable of delivering innovative and inspirational instruction. There are a limited number of teachers in China with the necessary experience to teach our courses and we must provide competitive compensation packages to attract and retain qualified teachers. In addition, criteria such as commitment and dedication are difficult to ascertain during the recruitment process, in particular as we continue to expand and add teachers at a faster pace to meet rising student enrollments. We must also provide continuous training to our teachers so that they can stay abreast of changes in student demands, admissions and assessment tests, admissions standards and other key trends necessary to effectively teach their respective courses. We may not be able to hire, train and retain enough qualified teachers to keep pace with our anticipated growth while maintaining consistent teaching quality across many different schools, learning centers and programs in different geographic locations. Shortages of qualified teachers or decreases in the quality of our instruction, whether actual or perceived in one or more of our markets, may have a material and adverse effect on our business.

We may not succeed in attracting additional customers or students and our growth prospects could suffer.

Although our strategy is to increase the number of customers and students using our services, we may not be able to attract additional customers or students. Developing and entering into a relationship with a customer requires considerable effort on our part, and we may spend considerable time and still may not be successful in developing a new customer. Our ability to expand our services to additional customers and students is dependent on our ability to identify potential partners who can provide course offerings that will be attractive to the target market and to develop a mutually acceptable arrangement with the university for the development of a program. Some of the universities offering online degree programs that do not utilize our services have developed their own technology platforms, and others have entered into service agreements with other service providers. Some of the universities we would like to partner with may not have goals and objectives that are compatible with ours, may be subject to long-term contracts with other service providers, or may have cumbersome decision-making procedures that may delay or prohibit our entering into a service relationship with them. In addition, some of these universities are also being pursued by our competitors. As a result, we cannot predict whether we will be successful in attracting additional universities to which we can provide services. If we are unsuccessful in establishing new service relationships, our strategic growth objectives may not be achieved, thereby adversely impacting our prospects and results of operations.

Our business may be harmed if the Satellite Operating Entity upon which we rely fail to perform their obligations.

We provide services over broadband satellite. Pursuant to the technical services agreement between them, CEC provides technical services to CCLX, which is licensed to provide value-added satellite broadband services in the PRC. CEC provides its technical services to customers or students of the Satellite Operating Entity, whom it considers to be its own customers or students. CEC also engages the Satellite Operating Entity to provide the required satellite broadband service when a customer in China engages CEC directly.

CEC has management control over, but does not own directly or indirectly, CCLX or its parent, CCL. It has no management control over CCL. CCL owns 90% of CCLX. Although the technical services agreement and the pledge agreements executed by the stockholders of CCL and CCLX in CEC’s favor contains contractual safeguards to protect CEC’s interests, these safeguards may not be enforceable or effective due to lack of conducting share pledge registation with competent governmental authorities or some other reasons. We have no other legal control over the Satellite Operating Entity.

As such, we are dependent on the due performance by the Satellite Operating Entity of their obligations, and if they fail to perform their obligations under or terminate the technical services agreement between them, we will be unable to provide our services.

If we and the Satellite Operating Entity do not manage growth successfully, our growth and chances for continued profitability may slow or stop.

We and the Satellite Operating Entity have expanded operations rapidly during the last several years, and we plan to continue to expand with additional solutions tailored to meet the different needs of end customers and students in specific market segments. This expansion has created significant demands on administrative, operational and financial personnel and other resources, particularly the need for working capital. Additional expansion in existing or new markets and new lines of business could strain these resources and increase the need for capital, which may result in cash flow shortages. We or the Satellite Operating Entity’s personnel, systems, procedures, and controls may not be adequate to support further expansion.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter. This may result in volatility and adversely affect the price of our common stock.

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenue and results of operations, primarily due to seasonal changes in the number of students who are enrolled in, or served by, our businesses. Historically, our largest revenue student enrollments occur in the fall, and we generally recognize revenue over the twelve-month period following these enrollments. As a result, our revenue in the third quarter and fourth quarter of each year, representing the fall semester, have been higher than the other two quarters, which represent the spring semester. Our expenses and costs, however, do not necessarily correspond with changes in our revenue or the number of students who are enrolled in, or served by, our businesses. We expect quarterly fluctuations in our revenue and results of operations to continue. These fluctuations could result in volatility and adversely affect the price of our common stock. As our revenue grows, these seasonal fluctuations may become more pronounced.

Unexpected network interruptions caused by system failures, natural disasters, or unauthorized tamperings with systems could disrupt our operations.

The continual accessibility of our web sites and the performance and reliability of CCLX’s satellite network infrastructure are critical to our reputation and our ability to attract and retain users, customers, students and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of our services, or increases response time, could reduce our appeal to users, customers and students. Factors that could significantly disrupt our operations include:

•	system failures and outages caused by fire, floods, earthquakes or power loss;

•	telecommunications failures and similar events;

•	software errors;

•	computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems; and

•	security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

We and CCLX have limited backup systems and redundancy. Future disruptions or any of the foregoing events could damage our reputation, require us to expend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. Furthermore, as we rely on CCLX to provide the satellite network infrastructure, if CCLX suffers such disruptions or failure, we may have to provide CCLX with substantial financial support. Neither we nor CCLX carries any business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.

If we and the Satellite Operating Entity lose key management personnel, our business may suffer.

Our continued success is largely dependent on the continued services of our key management personnel, as well as those of the Satellite Operating Entity, and on our ability to identify, recruit, hire, train and retain qualified employees for technical, marketing and managerial positions. The loss of the services of certain of our or the Satellite Operating Entity’s key personnel, including Li Wei, our COO, without adequate replacement, could have an adverse effect on us. Each of these individuals played significant roles in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none is irreplaceable, the loss of the services of any would be disruptive to our business. Competition for qualified personnel in Chinese telecommunications and Internet-related markets is intense. As a result, we may have difficulty attracting and retaining them.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We are subject to the reporting obligations under the U.S. federal securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules that now require every public reporting company to include in its annual report management’s report on internal control over financial reporting, which contains management’s assessment of the effectiveness of such company’s internal control over financial reporting. In addition, certain registrants are required to include an attestation report from an independent registered public accounting firm on the effectiveness of such registrant’s internal control over financial reporting.

We have made and may, in the future make, acquisitions of entities whose financial controls are not up to the standards required by the Sarbanes-Oxley Act. As part of our integration of these entities, we will need to bring their internal controls up to required standards. We cannot assure you that we will be able to successfully establish in a timely manner all required internal controls with respect to entities that we acquire. If we fail to establish and maintain the adequacy of the internal controls of entities that we acquire, we may not be able to conclude that we have effective internal control over financial reporting of our company as a whole. Any failure to achieve and maintain effective internal control over financial reporting could result in a loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

Our stockholders may have securities law claims against us for rescission or damages that are not extinguished by consummation of the acquisition of CCH.

On March 21, 2006, after obtaining the approval of our stockholders, we amended our certificate of incorporation, the effect of which was, among other things, to eliminate the provision of our certificate of incorporation that purported to prohibit amendment of the “business combination” provisions contained therein and to extend the date before which we must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006. Because extending the period during which we could consummate a business combination was not contemplated by our IPO prospectus, our stockholders may have securities law claims against us for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her shares, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims might entitle stockholders asserting them to up to US$6.00 per share of common stock, based on the initial offering price of the public units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of our IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares.

We may be subject to securities laws claims regarding past disclosures.

We may be subject to claims for rescission or other securities law claims resulting from our failure to disclose that our charter provision purporting to prohibit certain amendments was possibly inconsistent with Delaware’s General Corporation Law. We may also be subject to such claims as a result of inaccuracies in other disclosures, as follows: It may be argued that our IPO prospectus misstated the vote required by its charter to approve a business combination by providing that “[w]e will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in [that] offering vote in favor [of it]...,” and that our Exchange Act reports have been inaccurate in describing CCH as a leading provider of e-Learning content (as opposed to being primarily a content carrier). On November 13, 2006, we filed a Current Report on Form 8-K with the SEC regarding this last item. We are unable to predict the likelihood that claims might be made with regard to the foregoing or estimate any amounts for which it might be liable if any such claim was made.

We may be subject to fines and other potential penalties as a result of filings made in connection with acquisitions of PRC companies.

Under applicable PRC law and regulations, a corporate legal entity must apply to the PRC government for a change in registration when a shareholder transfers its equity interest in the company. We have made such filings in connection with the acquisition of our ownership interest in the holding company of FTBC and in connection with the acquisition of our ownership interest in Lijiang College and would be required to make such filings in connection with other acquisitions we may make in the future. If such filings are not made in compliance with regulatory requirements or contain erroneous information, we may be subject to administrative fines and/or the suspension of the business licenses of the acquired business in the event that we fail to remedy the situation within such time limit as may be permitted by law. Although we believe the filings we made in connection with our acquisition of the holding company of FTBC and Lijiang complied with applicable law, we intend to amend the filing made in connection with our acquisition of FTBC, and may amend our filing for Lijiang, to more fully disclose the terms of the acquisition, consistent with our disclosures in our public filings with the Securities and Exchange Commission. No assurance can be given that we will not be subject to a fine or that such holding company would not be subject to a possible suspension as a result of such amendment.

Foreign Exchange Risk

Changes in the conversion rate between the RMB and foreign currencies, such as Hong Kong or United States dollars, may adversely affect our profits.

CEC bills its customers or students in Chinese RMB, but 13.6%, 3.0% and 0% of its revenues in fiscal years 2007, 2008 and 2009, respectively, were collected in Hong Kong dollars. In addition, 24.3%, 14.9% and 13.5% of its purchases/expenses in those fiscal periods, respectively, were in United States dollars; 1.3%, 0% and 0% were in Singapore dollars; and 8.5%, 3.1% and 2.9% were in Hong Kong dollars during these same periods. The remainder of its revenues and expenses/purchases were in Chinese RMB. As such, we may be subject to fluctuations in the foreign exchange rates between these currencies.

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Neither we nor our subsidiaries have a formal hedging policy with respect to foreign exchange exposure. In the future, we may hedge exchange transactions after considering the foreign currency amount, exposure period and transaction costs.

Fluctuations in the value of the Renminbi relative to foreign currencies could affect our operating results.

We prepare our financial statements in Renminbi. The translation of RMB amounts into U.S. dollars is included for the convenience of readers, but payroll and other costs of non-U.S. operations will be payable in foreign currencies, primarily Renminbi. To the extent future revenue is denominated in non-U.S. currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our business, prospects, financial condition and results of operations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As our operations will be primarily in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars into Chinese Renminbi for our operations, appreciation of this currency against the U.S. dollar could have a material adverse effect on our business, prospects, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes and the U.S. dollar appreciates against this currency, the U.S. dollar equivalent of the Renminbi we convert would be reduced.

Chinese foreign exchange controls may limit our ability to utilize CEC’s revenues effectively and receive dividends and other payments from our Chinese subsidiaries.

CEC’s 98.5% owned subsidiary, ChinaCast Technology (Shanghai) Limited (“CCT Shanghai”), is subject to Chinese rules and regulations on currency conversion. The Chinese government regulates the conversion of the Chinese RMB into foreign currencies. Currently, foreign investment enterprises, of which CCT Shanghai is one, are required to apply for authority (renewed annually) to open foreign currency accounts governing conversion for payment of dividends limited capital items such as direct investments, loans, and issuances of securities, some of which may be effected with governmental approval, while others require authorization.

The ability of CCT Shanghai to remit funds to us may be limited by these restrictions. There can be no assurance that the relevant regulations in China will not be amended so as to adversely affect CCT Shanghai’s ability to remit funds to us.

Risks Relating to Doing Business in China

Introduction of new laws or changes to existing laws by the Chinese government may adversely affect our business.

Our business and operations in China and those of our operating subsidiary, and the Satellite Operating Entity’s business and operations in China are governed by the Chinese legal system, which is codified in written laws, regulations, circulars, administrative directives and internal guidelines. The Chinese government is in the process of developing its commercial legal system to meet the needs of foreign investors and encourage foreign investment. As the Chinese economy is developing and growing generally at a faster pace than its legal system, uncertainty exists regarding the application of existing laws and regulations to novel events or circumstances. Relevant Chinese laws, regulations and legal requirements may change frequently, and their requirements, interpretation and enforcement involve uncertainties and potential inconsistencies. In addition, Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and regulatory requirements. Uncertainties and inconsistencies in the requirements, interpretation and enforcement of these laws, regulations and legal requirements could materially and adversely affect our business and operations and could expose us to potential liabilities, including potential fines and other penalties, if it is determined that we have failed to comply with the requirements of such laws, regulations and legal requirements

Moreover, precedents of interpretation, implementation and enforcement of Chinese laws and regulations are limited, and Chinese court decisions are not binding on lower courts. Accordingly, the outcome of dispute resolutions may not be as consistent or predictable as in other more mercantilely advanced jurisdictions. It may be difficult to obtain timely and equitable enforcement of Chinese laws, or to obtain enforcement in China of a judgment by a foreign court or jurisdiction.

Chinese law will govern CEC’s material operating agreements, some of which may be with Chinese governmental agencies. There is no assurance that CEC will be able to enforce those material agreements or that remedies will be available outside China. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a substantial degree of uncertainty as to the outcome of litigation. The inability to enforce or obtain a remedy under our future agreements may have a material adverse impact on our operations.

Our business will be adversely affected if Chinese regulatory authorities view CEC’s and the Satellite Operating Entity’s corporate activities as not complying with applicable Chinese laws and regulations, including restrictions on foreign investments, change applicable laws and regulations, or impose additional requirements and conditions with which they are unable to comply.

The Chinese government restricts foreign investment in businesses engaged in telecommunications and education services, Internet access, education content and distribution of news and information, but permits foreign investment in businesses providing technical services in these areas. CCL and CCLX are licensed to provide value-added satellite broadband services, Internet services and Internet content in China. We have not sought confirmation from Chinese regulatory governmental authorities whether our structure and business arrangement with the Satellite Operating Entity comply with applicable Chinese laws and regulations, including regulation of value-added telecommunication business in China.

Chinese legal advisers have opined that CEC’s performance under the technical services agreement with CCLX complies with applicable Chinese laws and regulations, and CEC complies with PRC laws and regulations to the extent that its services are technical services. However, they do not rule out the possibility that the PRC regulatory authorities will view CEC as not being in compliance with applicable PRC laws and regulations, including but not limited to restrictions on foreign investments in the value-added telecommunication business. If:

•	Chinese authorities deem CEC’s corporate activities as violating applicable Chinese laws and regulations (including restrictions on foreign investments);

•	Chinese regulatory authorities change applicable laws and regulations or impose additional requirements and conditions with which CEC is unable to comply; or

•	CEC is found to violate any existing or future Chinese laws or regulations;

the relevant Chinese authorities would have broad discretion to deal with such a violation by levying fines, revoking business license(s), requiring us to restructure CEC’s ownership or operations, and requiring CEC’s and/or CCLX to discontinue some or all of their businesses. Any of these actions will adversely affect our business.

We may be unable to enforce CEC’s agreements with the Satellite Operating Entity and CCL.

Chinese law currently prohibits foreign investors from owning greater than 50% equity interests in companies engaged in telecommunication value-added businesses in the PRC. Although we have been advised by counsel that the pledge agreements between CEC and the Satellite Operating Entity are valid under PRC law, unless the equity interest restriction is amended or repealed, and subject to the approval of the relevant government authorities, CEC will only be entitled to enforce its right to take possession and ownership of up to a 50% interest in the Satellite Operating Entity in accordance with applicable PRC law and regulations.

We currently have noncurrent advances to CCL representing money spent on assets and expenses to build up the satellite business of CCL over the years. CCL has undertaken that when regulation allows, the entire ownership of CCLX and all the relevant assets attributable to the satellite business operations in the books of CCL and CCLBJ will be transferred to the Company, the consideration of which will be settled against the above advances to CCL in the books of the Company at the sole discretion of the Company. Accordingly, we consider the advances are of the nature of a deemed investment. In addition, we have obtained an undertaking from CCL that, at the time of such transfer, CCL will make a payment to the Company for any shortfall if the valuation of the deemed investment is lower than the outstanding amount of the advances, and therefore believe that the advances are recoverable. However, we can't predict when the PRC law will allow for such a transfer. Also, we are dependent on the due performance of CCL of their obligation, and the recoverability of the advances will be impacted, if they fail to perform their obligation under the undertaking.

We are exposed to certain tax risks with respect to tax benefits enjoyed by certain of our subsidiaries in China under the new Enterprise Income Tax Law of the PRC, or the EIT Law.

Our subsidiaries and affiliated entities in China are subject to tax in China. Historically, as foreign-invested enterprises, or FIEs, most of those subsidiaries enjoyed various tax holidays and other preferential tax treatments, which reduced their effective income tax rates to 15% or lower. The EIT Law, which took effect on January 1, 2008, has applied a uniform 25% enterprise income tax rate to all “resident enterprises” in China, including FIEs. Moreover, the EIT Law applies to enterprises established outside of China with “de facto management bodies” located in China. Under the implementation regulations to the EIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. While we do not believe we are a “resident enterprise,” because ambiguities exist with the interpretation and application of the EIT Law and the implementation regulations, we may be considered a PRC resident enterprise and therefore may be subject to the China enterprise income tax at the rate of 25% on certain of our income.

Our success depends on stable political, economic and social environments, which are subject to disruption in the PRC.

Economic conditions in China are subject to uncertainties that may arise from changes in government policies and social conditions. Since 1978, the Chinese government has promulgated various reforms of its economic systems, resulting in economic growth over the last three decades. However, many of the reforms are unprecedented or experimental and expected to be refined and modified from time to time. Other political, economic and social factors may also lead to changes, which may have a material impact on our operations and our financial performance. For instance, less governmental emphasis on education and distance learning services or on retraining out-of-work persons in the Chinese work force would harm our business, prospects, results and financial condition.

Because our executive officers and directors reside outside of the U.S., it may be difficult for you to enforce your rights against them or enforce U.S. court judgments against them in the PRC.

Our executive officers and directors reside outside of the U.S. and substantially all of our assets are located outside of the U.S. It may therefore be difficult for you to enforce your legal rights, to effect service of process upon our officers and directors or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and executive officer under U.S. federal securities laws. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the U.S. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

Weakened political relations between the U.S. and China could make us less attractive.

The relationship between the United States and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations, and its future business plans and profitability.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been transitioning to a more market-oriented economy. However, there can be no assurance of the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the number and importance of state-owned enterprises in the PRC is greater than in most OECD countries;

•	the level of capital reinvestment is lower in the PRC than in most OECD countries; and

•	Chinese policies make it more difficult for foreign firms to obtain local currency in China than in OECD jurisdictions.

As a result of these differences, our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of OECD member countries.

The Chinese economic slow-down may negatively impact our operating results.

The Chinese economy has recently experienced a slowing of its growth rate. A number of factors have contributed to this slow-down, including appreciation of the RMB, which has adversely affected China’s exports. In addition, the slow-down has been exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in significant volatility and dislocation in the global capital markets. It is uncertain how long the global crisis in the financial services and credit markets will continue and how much adverse impact it will have on the global economy in general or the Chinese economy in particular. Slowing economic growth in China could result in slowing growth for China’s education market and might have adverse effects on the demand for our services and therefore reduce our revenues.

The economy of China had been experiencing unprecedented growth before 2008, which could be curtailed if the government tries to control inflation by traditional means of monetary policy or its return to planned-economy policies, any of which would have an adverse effect on the combined company.

The rapid growth of the Chinese economy before 2008 had led to higher levels of inflation. Government attempts to control inflation may adversely affect the business climate and growth of private enterprise, and the demand for higher education and e-Learning, in China. In addition, our profitability may be adversely affected if prices for our products and services rise at a rate that is insufficient to compensate for the rise in its costs and expenses.

We are required to deduct Chinese corporate withholding taxes from dividend we may pay to our stockholders.

On March 16, 2007, the National People’s Congress (NPC), approved and promulgated the PRC Enterprise Income Tax Law (the “New EIT Law”). This New EIT Law has taken effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax (the “Notice”), providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period starting January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law, the tax rate was increased to 18% for year 2008 and 20% for year 2009, and will be increased to 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate was changed to 25% from January 1, 2008. All of our subsidiaries operating in China will be required to deduct Chinese withholding taxes from dividends distributed to us as the parent entity, meaning we would have less funds to use in connection with our operations as the parent entity or for distribution to our stockholders.

Under the New EIT Law and the Implementation Rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and is subject to enterprise income tax at the rate of 25% on its global income. The Implementation Rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those invested in by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by PRC individuals. We do not believe our foreign subsidiaries should be considered as a resident enterprise.

In addition, because there remains uncertainty regarding the interpretation and implementation of the New EIT Law and the Implementation Rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders would be subject to any PRC withholding tax. If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our non-PRC corporate shareholders, your investment in our common shares may be materially and adversely affected.

Recent regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In October 2005, the State Administration of Foreign Exchange, or SAFE, promulgated Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, that states that if PRC residents use assets or equity interests in their PRC entities as capital contributions to directly establish or indirectly control offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies. They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Circular 75 and other related rules. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Circular 75 or other related rules. Any future failure by any of our shareholders who is a PRC resident, or controlled by a PRC resident, to comply with relevant requirements under this regulation could subject us to fines or sanctions imposed by the PRC government.

SAFE rules and regulations may limit our ability to transfer the net proceeds from this offering to the Satellite Operating Entity, which may adversely affect the business expansion of the Satellite Operating Entity, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign- invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies.

We may be subject to fines and legal sanctions if we or our employees who are PRC citizens fail to comply with recent PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control, and its Implementation Rules were issued by SAFE on January 5, 2007, which both have taken effect on February 1, 2007. Under these regulations, all foreign exchange matters involved in an employee stock holding plan, stock option plan or similar plan in which PRC citizens participate require approval from the SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options or restricted share units, or issued restricted shares by an overseas publicly listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to complete certain other procedures and transactional foreign exchange matters upon the examination by, and approval of, SAFE. We and our employees who are PRC citizens who have been granted stock options or restricted share units, or issued restricted shares are subject to the Stock Option Rule. If the relevant PRC regulatory authority determines that our PRC employees who hold such options, restricted share units or restricted shares or their PRC employer fail to comply with these regulations, such employees and their PRC employer may be subject to fines and legal sanctions.

Risks Associated with Common Stock

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the NASDAQ Global Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends for the foreseeable future.

The public market price of our common stock may be adversely impacted by the addition of the shares eligible for trading.

The registration of the shares owned by the Selling Stockholders increases the number of shares of our common stock eligible for trading in the public market.  The presence of an additional number of shares eligible for trading in the public market may substantially reduce the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are currently issued and outstanding. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”

Agreement with Fir Tree Investors

On November 23, 2009, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Fir Tree Value Master Fund L.P. and Fir Tree Capital Opportunity Master Fund, L.P. (collectively, “Fir Tree”) pursuant to which we granted Fir Tree a one time demand registration right and unlimited “piggy-back” registration rights with respect to the 6,031,556 shares of our common stock now owned by Fir Tree and any additional shares of our common stock which may be acquired by Fir Tree (collectively, “Registrable Securities”). The Registration Rights Agreement was entered into in connection with a letter agreement dated June 27, 2008 by and between us and  Fir Tree (the “Letter Agreement”) pursuant to which we had agreed to grant certain registration rights to Fir Tree. The demand right was exercisable by Fir Tree at any time on or after March 1, 2010. The piggy-back registration rights are exercisable by Fir Tree at any time on or after April 1, 2010, provided that the number of shares which may be registered by Fir Tree in any piggyback registration shall not exceed such number of shares as would constitute (i) fifteen percent (15%) of the proposed underwritten offering and (ii) fifty percent (50%) of any over-allotment with respect to such underwritten offering unless otherwise agreed by us and the managing underwriter of the offering.  Pursuant to the Letter Agreement, Fir Tree has also nominated one person to our board, Ned Sherwood, who was elected to our board at the 2009 annual meeting of stockholders.

On March 4, 2010, Fir Tree exercised its right to demand that the Company register for resale all 6,031,556 shares of common stock owned by Fir Tree.  This Registration Statement on Form S-3 is being filed in connection with the demand made by Fir Tree and satisfies our current obligation relating to demand registration under the Registration Rights Agreement.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the Shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Percentage Ownership Before Offering	Maximum Number of Shares Before Offering	Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering

Fir Tree Value Master Fund L.P. (2)	5,001,374	10.9%	5,001,374	0	*

Fir Tree Capital Opportunity Master Fund, L.P. (2)	1,030,182	2.2%	1,030,182	0	*

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 46,043,218 shares of common stock outstanding as of May 28, 2010.

(2)	Fir Tree, Inc., a New York corporation, is the investment manager of such Selling Stockholder, and may be deemed to beneficially own the shares of Common Stock held by such Selling Stockholder.

To our knowledge, neither the Selling Stockholders nor any of their affiliates has held any position or office, been employed by, or otherwise had any other material relationship with us or any of our affiliates during the three years prior to the date of this prospectus, other than as a result of the ownership of our securities or as a result of the Letter Agreement. To our knowledge, the Selling Stockholders are not a broker-dealer or an affiliate of a broker-dealer. Each Selling Stockholder may offer for sale all or part of the shares of common stock from time to time. The table above assumes that the Selling Stockholders will sell all of the shares of common stock offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares of common stock pursuant to this prospectus.

PLAN OF DISTRIBUTION

We are registering 6,031,556 shares of our common stock on behalf of the Selling Stockholders.  We are required to pay certain fees and expenses that we incur incident to the registration of the shares of the common stock. As used in this prospectus, “Selling Stockholders” includes the Selling Stockholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8.0%).

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including any violations by us of the Securities Act. We agreed with the Selling Stockholders to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of the Company, incorporated by reference in this prospectus or elsewhere in the registration statement, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of East Achieve Limited and Lijiang College of Guangxi Normal University as of and for the year ended December 31, 2008 incorporated in this prospectus by reference from the Current Report on Form 8-K/A filed on December 18, 2009 have been audited by Jimmy C.H. Cheung & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 29, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 10, 2010;

•	Current Report on Form 8-K/A, filed on December 18, 2009;

•	Current Report on Form 8-K, filed on January 7, 2010;

•	Current Report on Form 8-K, filed on April 2, 2010;

•	Current Report on Form 8-K, filed on May 5, 2010;

•	Current Report on Form 8-K, filed on May 12, 2010; and

•
The description of our Common Stock set forth in our Registration Statement on Form 8-A (Registration No. 001-33771)  filed with the SEC on October 25, 2007, including any amendments thereto or reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold.   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  Please address your written or oral requests for information to the Secretary of the Company, Antonio Sena, c/o ChinaCast Education Corporation, at the Company’s office located at Suite 08, 20F, One International Financial Centre, 1 Harbour View Street, Central, Hong Kong.  The Company’s telephone number is (852) 3960-6506.  We make these documents publicly available, free of charge, on our website at www.chinacastcomm.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at Public Reference Room, 100 F Street N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.bioaobo.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 5, 2009, ChinaCast Communication Holdings Limited (the “Purchaser”), a subsidiary of Company, completed the acquisition (the “Acquisition”) of East Achieve Limited (“East Achieve”), the holding company which owns 100% of Lijiang College, from Xie Jiqing who holds 100% of the equity interest in East Achieve for a total purchase price of RMB365,000,000 (or approximately $53.7 million). RMB295,000,000 (or approximately $43.4 million) of the purchase price has been paid and the remaining consideration was recorded as a liability at fair value of RMB30,482,000 (or approximately $4.5 million). The source of the cash used for the Acquisition is from working capital of the Company.

East Achieve owns 100% of the equity interest in Shanghai Xijiu Information Technology Co., Ltd. (“Xijiu”), which in turn owns 100% of the equity interest in China Lianhe Biotechnology Co., Ltd. (“Lianhe”). As a result of the consummation of the acquisition, the Purchaser now holds 100% of the equity interest in Lianhe. Lijiang College is jointly sponsored by Lianhe and Guangxi Normal University. Lijiang College was founded in 2001 as an independent, accredited college affiliated with Guangxi Normal University, which is located in the city of Guilin in Southwestern China. The university has 415 full-time and part-time instructors and offers fully accredited bachelor degree and diploma courses in tourism, hospitality, language studies, computer engineering, economics, law, music, art and physical education. After the Acquisition, East Achieve, Xijiu and Lianhe are holding companies with no other business. Before the Acquisition, as part of a reorganization (the “Reorganization”), Xijiu and Lianhe has disposed of all assets and liabilities not related to the operations of Lijiang College and Xijiu purchased the entire interest in Lianhe, which was accounted for using the purchase method of accounting.

The following unaudited pro forma combined condensed statement of operations reflect the Acquisition using the purchase method of accounting. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the Acquisition. Consequently, the amounts reflected in the unaudited pro forma combined condensed financial statement are subject to change, and the final amounts may differ substantially.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2009 illustrates the effect of the acquisition of East Achieve as if the Acquisition and the Reorganization had occurred on January 1, 2009, and was derived from the historical audited statement of operations for East Achieve for the nine months ended September 30, 2009, combined with ChinaCast’s historical audited statement of operations for the year ended December 31, 2009.

The pro forma combined condensed financial statement should be read in conjunction with the historical audited financial statement and notes thereto of ChinaCast contained in its 2009 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2010 and the historical audited financial statements and notes thereto of East Achieve which are included as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A dated October 5, 2009 and filed with the Securities and Exchange Commission on December 18, 2009. The unaudited pro forma combined condensed financial statement do not include any pro forma adjustments relating to costs of integration that the combined company may incur as such adjustments.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the period presented nor is it necessarily indicative of future operating results or financial position.

F-1

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Historical	Historical	Pro Forma		Pro Forma
	ChinaCast	East Achieve Group	Adjustments		Combined
	RMB	RMB	RMB	Note	RMB
	(In thousands, except share-related data)
Revenue	346,547	80,936	-		427,483
Cost of sales	(147,501)	(56,863)	(16,322)	a	(220,686)
Gross profit	199,046	24,073	(16,322)		206,797
Operating (expenses) income:
Selling and marketing expenses expeneses	(4,649)	-	-		(4,649)
General and administrative expenses	(69,641)	(13)	-		(69,654)
Foreign exchange loss	(87)	-	-		(87)
Management service fee	5,128	-	-		5,128
Other operating income	210	(67)	-		143
Total operating expenses, net	(69,039)	(80)	-		(69,119)
Income from operations	130,007	23,993	(16,322)		137,678
Impairment loss on cost method investment	(436)	-	-		(436)
Gain on disposal of consolidated entity	1,228				1,228
Interest income	8,317	69	-		8,386
Interest expenses	(7,988)	(5,845)	-		(13,833)
Income before provision for incomes taxes, earnings in equity investment	131,128	18,217	(16,322)		133,023
Provision for income tax	(29,949)	(2,572)	-		(32,521)
Net income before earnings in equity investments	101,179	15,645	(16,322)		100,502
Earnings of equity investments	(1,687)	-	-		(1,687)
Income from continuing operating, net of tax	99,492	15,645	(16,322)		98,815
Discontinued operations
Loss from discontinued operations, net of taxes	(74)	-	-		(74)
Net income	99,418	15,645	(16,322)		98,741
Less: Net income attributable to noncontrolling interest	(7,339)	-	-		(7,339.00)

Net income attibutable to the Company	92,079	15,645	(16,322)		91,402

Net income attibutable to the Company per share - basic	2.49	0.42	(0.44)		2.47
Net income attibutable to the Company per share - diluted	2.48	0.42	(0.44)		2.46

Note: (a) to record the amortization of intangibles for the 9 months ended September 30, 2009

F-2

6,031,556 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by ChinaCast.  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$2,872.73
Transfer agent’s fees and expenses	1,000
Printing and engraving expenses	1,000
Accounting fees and expenses	5,000	*
Legal fees and expenses (including blue sky services and expenses)	50,000	*
Miscellaneous	500	*
Total	$60,372.73	*

* Estimated

Item 15. Indemnification of Officers and Directors

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time (the “GCL”), shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Section 145 of the GCL concerning indemnification of officers, directors, employees and agents is set forth below

“Section 145 Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit Index

Exhibit No.	Description
3(i).1	Amended and Restated Certificate of Incorporation, as amended, as currently in effect (1)
3(i).2	Certificate of Amendment to Registrant’s Amended and Restated Certificate of Incorporation (1)
3(ii)	By-laws (1)
5.1*	Opinion of Loeb & Loeb LLP
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm
23.2	Consent of Jimmy C.H. Cheung & Co., independent registered public accounting firm
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on page II-6)

* Previously filed

(1) Incorporated by reference to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 12, 2006.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing Form S-3 and has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, People’s Republic of China, on the 1st day of June , 2010.

CHINACAST EDUCATION CORPORATION

By:	/s/ Ron Chan Tze Ngon
Ron Chan Tze Ngon
Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Ron Chan Tze Ngon
Ron Chan Tze Ngon	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2010

*
Antonio Sena	Chief Financial Officer (Principal Accounting and Financial Officer)	June 1, 2010

*
Michael Santos	President, International and Director	June 1, 2010

*
Justin Tang	Director	June 1, 2010

*
Ned Sherwood	Director	June 1, 2010

*
Daniel Tseung	Director	June 1, 2010

* By:	/s/ Ron Chan Tze Ngon
Ron Chan Tze Ngon
Attorney -in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3(i).1	Amended and Restated Certificate of Incorporation, as amended, as currently in effect (1)
3(i).2	Certificate of Amendment to Registrant’s Amended and Restated Certificate of Incorporation (1)
3(ii)	By-laws (1)
5.1*	Opinion of Loeb & Loeb LLP
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm
23.2	Consent of Jimmy C.H. Cheung & Co., independent registered public accounting firm
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on page II-6)

* Previously filed

(1) Incorporated by reference to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 12, 2006.